MEMORANDUM OF UNDERSTANDING FOR THE CONDUCT OF A FEASIBILITY STUDY ON
OCEAN THERMAL ENERGY CONVERSION PLANTS FOR THE VIRGIN ISLANDS

This Memorandum of Understanding is entered into on this 5th day off March 2014 between the Thirtieth Legislature Virgin Islands, through its President Shawn-Michael Malone (“the Legislature”) of P.O. Box 1690, St. Thomas Virgin Islands 00804 and Ocean Thermal Energy Corporation, a Delaware corporation based in Lancaster Pennsylvania (“OTE Corporation”) of 816 South Queen Street, Lancaster, Pennsylvania 17603-5818.

WHEREAS, the Legislature, as the first branch of government, desires to explore renewable energy resources to promote energy independence, economic development and environmental benefits in the Virgin Islands and draft legislation to implement such objectives, and,

WHEREAS, the Virgin Islands Renewable and Alternative Energy Act of 2009, Act No. 7075, 12 V.I.C. section 1101(f) Includes Ocean Thermal Energy Conversion (“OTEC”) in the definition of “renewable energy,” and,

WHEREAS, the Virgin Islands Renewable and Alternative Energy, Act, 12 V.I.C. section 1103(a) authorizes studies, and experimental, pilot, and demonstration facilities and projects that would lead to the development and more efficient utilization of present, new, or alternative energy sources in this Territory, to the conservation of energy, to the attraction of federal and other development funding in emerging and established national or territory priority areas, or to the enhancement of economic development of the Territory,” and,

WHEREAS, the Legislature desires to evaluate the benefits of and obstacles to installing OTEC renewable energy power plants, Seawater District Cooling plants, and the various ancillary products associated with OTEC and Seawater District Cooling, including potable water, sustainable aquaculture and mariculture, as well as agriculture projects for the Islands of St Thomas and St. Croix, so that the Legislature may develop legislation advancing the use of the most efficient, reliable and cost-effective renewable energy for the Territory; and,

WHEREAS, the Legislature and OTE Corporation desire to examine the feasibility of OTEC, SDC, and their ancillary products, and comprehensive economic development potential in the Virgin Islands, and

WHEREAS, OTE Corporation has unique expertise in OTEC, other renewable energy/energy saving technology applications and the skills and knowledge to develop a comprehensive economic development plan suitable for the Virgin Islands, and

WHEREAS, OTE Corporation's unique expertise includes the following: top ocean engineering and science personnel with more than 50 years combined hands-on experience in designing, building and operating both land-based and floating OTEC systems in previously proving this technology; approval of its OTEC systems designs by the United States Department of Defense, Office of Naval Research, for intended U.S. Military installation use; advanced senior technology staff that includes world-renowned OTEC scientists, such as Dr. Ted Johnson, formerly Lockheed Martin's Director of Renewable Energy and Development, where Dr. Johnson focused on OTEC, and, senior executive management and finance staff who have credible track records in managing high-technology companies; and

WHEREAS, the Legislature intends to employ the information gained from OTE Corporation's OTEC study for purposes of informed decision making and energy policy and legislation development; and

WHEREAS, the Legislature has passed a resolution authorizing the President of the Thirtieth Legislature to execute this M.O.U; Now, Therefore, in consideration of the mutual promises contained in this M.O.U., the Legislature and OTE Corporation agree as follows:

1.             DEFINITIONS.  As used in this M.O.U., the term-

(a)	“Government” means all three branches of the Government of the Virgin Islands and their departments, agencies and instrumentalities.

(b)	“M.O.U.” means this Memorandum of Understanding between the Thirtieth Legislature and OTE Corporation authorized by a resolution of the Legislature.

(c)	“OTE Corporation” means the Ocean Thermal Energy Corporation, a Delaware corporation based in Lancaster, Pennsylvania.

(d)	“OTEC” means “Ocean Thermal Energy Conversion,” a process that uses the heat energy stored in the Earth's oceans to generate electricity.

(e)
“OTEC Projects” means the Ocean Thermal Energy Conversion renewable energy power plants, Seawater District Cooling plants, and the various ancillary products associated with OTEC and Seawater District Cooling, including potable water, sustainable aquaculture and mariculture, as well as agriculture projects for the Islands of St, Thomas and St. Croix proposed under this M.O.U. to be evaluated in the feasibility study.

(f)	“SDC” means Seawater District Cooling, a renewable energy technology in which frigid water is pumped from deep ocean depths for air conditioning buildings.

2.             TERM. This M.O.U. takes effect upon the passage by the Legislature of a resolution approving this and terminates on January 11, 2015. However, OTE Corporation's covenant to submit the report referenced in paragraph 10 is not extinguished on the date of termination.

3.             SCOPE OF INVESTIGATION AND STUDY.

(a)           OTE Corporation shall conduct a feasibility study toward the evaluation of the preliminary costs for the OTEC Projects including a comprehensive economic development plan utilizing the OTEC ancillary products such as potable/bottle water and high-profit aquaculture, mariculture and agriculture opportunities. The study must also investigate the short-term and long-term impact of the technology on the environment, including coral reefs, deep-sea ecology, the fisheries and their habitats, mitigation methods to eliminate or substantially reduce adverse environmental impacts, the effect of tropical storms and other ocean natural features on OTEC plants, siting of plants, permitting and licensing, grid integration, economic and social impacts, including job creation, comprehensive economic development costs, construction costs, and preliminary and long-term operational costs, the projected number of megawatts of power output, the number of refrigeration tons that the SDC is expected to produce, sources of federal funding available to states and territories for OTEC projects, and such other information as OTE Corporation in its professional opinion believes would be useful in assisting with Legislature's decision and policymaking.

(b)           OTE Corporation is responsible for all materials, equipment, labor, insurance and work under this M.O.U.

4.             COLLABORATION WITH UNIVERSITY. OTE Corporation shall use its best efforts to work with the University of the Virgin Islands in its research endeavors towards the completion of a comprehensive feasibility study, including but not limited to technical, environmental, agricultural, marine and economic growth/economic development factors.

5.             SHARING OF INFORMATION. The Legislature shall provide OTE Corporation with any background information it has available to it which OTE Corporation reasonably requires to make its preliminary findings in the evaluation of the feasibility of completing the OTEC Projects.

6.             INTELLECTUAL PROPERTY. It is agreed and understood by the parties that any graphic, pictorial or literary works, including, without limitation, pamphlets, books, articles manuscripts, manuals, reports, surveys, software, memoranda and other intellectual property created by OTE Corporation under this M.O.U. shall remain the property of OTE Corporation.

7.             NO COSTS TO LEGISLATURE. The Legislature shall bear no costs under this agreement, except its administrative costs in assisting OTE Corporation with providing the information identified in paragraph 5. OTE Corporation shall bear all costs for the feasibility study and activities related to the Study.

8.             INDEMNITY. Except for the sole negligence of the Legislature, its agents, contractors, and employees, OTE Corporation for itself, its agents and employees agrees to indemnify and save the Legislature harmless from and against all claims and demands, damage or liability, including attorney's fees and the costs and expense to defend any legal action, for any negligence or other wrongful conduct resulting from OTE Corporation's or its agents', subcontractors' or employees' performance under this M.O.U., for or in connection with any accident, injury or damage whatsoever caused to any person or property arising directly, or indirectly, out of the performance of work under this M.O.U., from any act or omission of OTE Corporation or its agents, subcontractors or employees, or from and against any and all costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon.

9.             PERMITS AND LICENSES. OTE Corporation warrants that without any expense to the Legislature, OTE Corporation shall obtain and maintain all such licenses, permits and authorizations required to perform the feasibility study under this M.O.U. OTE Corporation shall also be responsible for the payment of all license and permit fees and taxes required by law in connection with the work under this M.O.U., including excise, gross receipt and similar taxes and will comply with all laws and regulations imposed by federal or territorial authorities relating to the work under this M.O.U.

10.           REPORT OF STUDY. OTE Corporation shall submit its feasibility study to the Legislature's standing Committee on Energy and Environmental Protection, or its successor committee, no later than 30 days after its completion.

11.           APPEARANCE BEFORE THE LEGISLATURE. OTE Corporation agrees to appear before the Committee on Energy and Environmental Protection at the beginning stages of its feasibility study and at such other times as mutually determined by the parties to provide progress reports and final conclusions to the Committee.

12.           NONDISCLOSURE. The parties understand and agree that the Legislature and OTE Corporation might exchange certain information that may be considered confidential. To ensure the protection of such information and in consideration of the agreement to exchange information, the parties agree as follows:

(A)
The confidential information to be disclosed by OTE Corporation under this M.O.U. includes technical and business information relating to OTE Corporation's proprietary ideas, trade secrets, patentable ideas and copyrights, existing or contemplated products and services, software, schematics, research and development, production, costs, profit and margin information, finances and financial projections, customers, clients, marketing, and current or future business plans and models.

(B)
In addition to the Confidential Information enumerated in subparagraph (A), Confidential Information also includes, and Legislature shall have a duty to protect, other confidential or sensitive information that is disclosed by OTE Corporation in writing and marked as confidential at the time of disclosure.

(C)
Legislature shall limit disclosure of Confidential Information within the Legislature to its members, directors, officers, and employees having a need to know and may not disclose Confidential Information to any third party without the prior written consent of OTE Corporation. The Legislature shall have satisfied its obligations under this paragraph if it takes affirmative measures to ensure compliance with these confidentiality obligations by its members and employees and others who are permitted access to or use of the Confidential Information.

(D)
This paragraph does not apply to any Confidential Information that is or becomes a matter of public knowledge through no fault of the Legislature; is rightfully received by Legislature from a third party not owing a duty of confidentiality to the OTE Corporation, is disclosed without a duty of confidentiality to a third party by, or with the authorization of, OTE Corporation; or is independently developed by Legislature.

(E)
Both parties acknowledge and agree that the exchange of information under this M.O.U. shall not commit or bind either party to any present or future contractual relationship, nor shall the exchange of information be construed as an inducement to act or not to act in any given manner.

(F)
If there is a breach or threatened breach of any provision of this paragraph, it is OTE Corporation agrees that pursuant to 33 V.I.C. §3101, it shall not be entitled to money damages, since there has not been and will not be any appropriation bill enacted for such an obligation. However OTE Corporation may be entitled to injunctive relief by a court in the Superior Court of the Virgin Islands. OTE Corporation agrees that any action for the enforcement of the nondisclosure agreement under this paragraph must be brought in the Superior Court of the Virgin Islands, Division of St. Thomas and St. John, and both parties shall assume their own court costs and attorney's fees.

13.           NOTICES & CORRESPONDENCE. Any notice or other correspondence given under this M.O.U. shall be considered to have been sufficiently given when it has been addressed to the party in question at the address as written above, and it has been sent by hand delivery, certified mail, return receipt requested, or by fax, confirmed by telephone. Mailings shall be considered received three days after the post-mark date. Either party may be given written notice of change of mailing address, in which event any such notice or request shall thereafter be given to the party as above provided at the changed address.

14.           INDEPENDENT CONTRACTOR. OTE Corporation is an independent contractor with respect to the services to be performed under this M.O.U. Neither OTE Corporation nor its subcontractors, if any, nor its employees or agents may be deemed to be the servants, employees or agents of the Legislature. Nothing in this M.O.U. is intended or may be deemed to constitute a partnership or joint venture between OTE Corporation and the Legislature.

15.           LIMITED BINDING EFFECT. The parties agree that this M.O.U. is binding on the parties only for the purpose of each party's determining in good faith the feasibility of the OTEC Projects referenced in this M.O.U. This M.O.U. does not create a legally binding obligation or any obligation for either party to build or operate any OTEC Project or other Ocean Thermal Energy Conversion facility, or enter into any agreement to acquire the energy services provided by any OTEC Project referenced in this M.O.U. or by any other Ocean Thermal Energy Conversion facility.

16.           THIRD PARTIES. Nothing contained in this M.O.U. may be construed as creating a contractual relationship with or cause of action in favor of a third party against either the Legislature or OTE Corporation.

17.           GOVERNMENT OFFICIAL NOT TO PROFIT. No member of Congress or the Legislature of the Virgin Islands, no officer or official of the United States Government or Government of the Virgin Islands, or any of their instrumentalities shall be admitted to any benefit of value that may arise from this Contract.

18.           CAPTIONS. The captions of the sections of this M.O.U. are for convenience only and do not control or affect the meaning or construction of any of the terms, conditions or provisions of this M.O.U.

19.           VIRGIN ISLANDS LAW. This M.O.U. must be construed under the laws of the Virgin Islands.

20.           COUNTER PARTS; FAXED SIGNATURES. This M.O.U. may be executed in two or more counterparts, each of which constitutes an original, and all of which constitute one of the same instrument. The M.O.U. may also be executed by faxed signatures.

21.           ENTIRE AGREEMENT. This instrument embodies the whole agreement of the parties. There are no promises, terms, conditions or obligations other than those contained in this M.O.U. This M.O.U. supersedes all previous communications, representations and agreements, either verbal or written between the parties. The terms and conditions of the M.O.U. may be modified or supplemented, only through formal written amendments.

IN WITNESS WHEREOF, the parties have executed this M.O.U. in St. Thomas, Virgin Islands on the date first written above

THIRTIETH LEGISLATURE OF THE VIRGIN ISLANDS

By:	/s/Shawn-Michael Malone
SHAWN-MICHAEL MALONE, PRESIDENT

OCEAN THERMAL ENERGY CORPORATION

By:	/s/Jeremy P. Feakins
JEREMY P. FEAKINS, CHIEF OPERATING OFFICER

WITNESSES:

/s/ [unintelligible]

/s/ [unintelligible]